Exhibit (c)(4)

LEHMAN BROTHERS Investment Banking

Global Healthcare

Group June 3, 2008

Project Thunderbird

Confidential Presentation

Disclaimer

The following pages contain material that was provided to the Special Committee of the Board of Directors and the Board of Directors (collectively, the “Directors”) of Thunderbird Inc. (the “Company”) by Lehman Brothers Inc. (“Lehman Brothers”). The accompanying material was compiled or prepared on a confidential basis solely for consideration by the Directors and not with a view toward public disclosure under state and federal securities laws. The information contained in this material was obtained from the Company and other publicly available sources, and Lehman Brothers has relied upon such information without independent verification thereof. These materials are being provided in connection with Lehman Brothers’ engagement by the Special Committee of the Board of Directors of the Company and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Lehman Brothers.

Any estimates and projections for the Company contained herein have been prepared by management of the Company or are based upon such estimates and projections. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. Lehman Brothers assumes no obligation to update or otherwise revise these materials.

Because this material was prepared for use in the context of an oral presentation to the Directors, the material was not prepared to represent complete disclosure on a stand-alone basis or to comply with the disclosure standards set forth under state and federal securities laws, and neither the Company nor Lehman Brothers nor any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material when used by persons other than the Directors.

LEHMAN BROTHERS 1

Table of Contents

Agenda

I. Transaction Overview

II. Situation Assessment

III. Valuation

Appendix

LEHMAN BROTHERS

Transaction Overview

Overview of Proposed Transaction

Transaction Overview

($ in millions, except per share data)

Value

	Current 6/3/2008	Proposed Transaction
Stock Price	**$4.26**	**$9.00**
Diluted Shares (treasury)	51.9	60.2
Equity Value	**$221.3**	**$541.4**
Plus: Debt[1]	88.2	47.0
Less: Cash[2]	(80.0)	(80.0)
Enterprise Value	**$229.5**	**$508.4**
Unaffiliated Shares (treasury)	**38.9**	**40.7**
Implied Value	**$165.7**	**$366.1**

Premia[3]

	Data	Current 6/3/2008	Proposed Transaction
Current	$4.26	-	*111.3%*
30-Day Avg	4.39	*(3.0%)*	*104.9%*
60-Day Avg	4.90	*(13.1%)*	*83.6%*
1-Year Avg	6.14	*(30.6%)*	*46.6%*
52-Week High (12/21/07)	8.11	*(47.5%)*	*11.0%*
52-Week Low (5/19/08)	3.70	*15.1%*	*143.2%*

Implied 2009 Revenue Multiples

Management	**'09E Rev.**	Current 6/3/2008	Proposed Transaction
Downside	$80.7	2.84x	6.30x
Increlex Delay	91.3	2.51	5.57
Base Case	92.1	2.49	5.52
Upside	92.1	2.49	5.52
Street	$73.1	3.14x	6.96x

2-Year Stock Price Chart


Price
Volume (000s)
Average daily trading volume: 137.3 thousand
$10
$8
$6
$4
$2
4,000
3,000
2,000
0
Proposed Transaction: $9.00/Share
$4.26
6/2/2006
12/1/2006
6/1/2007
12/3/2007
6/3/2008
Volume Traded
Thunderbird

Source: FactSet, Wall Street Research, Company filings and Management estimates.

1. *Debt represents converts issued from Dolphin to Thunderbird. At a $9.00 price, all converts are "in-the-money" except for the Euro denominated convert.*
2. *Cash figure is Thunderbird Management's estimate of cash balance as of June 1, 2008.*
3. *Average prices are based on calendar day closing prices. 52-week high and low prices based on intra-day trading prices.*

LEHMAN BROTHERS

2

Situation Assessment

Thunderbird Stock Price

Situation Assessment

2-Year Stock Price and Volume Chart

Price Volume (‘000s)

$9 3,500

Intraday

52-Week

High: $8.11 (12/21/07)

$8

3,000

$7

2,500

$6

2,000

$5

$4.26

$4 Genentech Deal 1,500

Original

Dolphin Transaction

$3

1,000

$2

500

$1

$0 0

6/2/2006 8/22/2006 11/10/2006 2/1/2007 4/23/2007 7/13/2007 10/3/2007 12/21/2007 3/13/2008 6/3/2008

= Earnings Announcement

Source: FactSet.

LEHMAN BROTHERS 3

Equity Research Analyst Views

Situation Assessment

Ratings


33%
67%
Buy (4)
Neutral (2)

12-month Target Stock Prices


$12
$10
$8
$6
$4
$2
$0
$10.00
$10.00
$9.00
$8.20
$6.00
$6.00
NA
Stanford
Lazard
Lehman
Average
Baird
FBR
Cowen

Bullish Commentary

"Thunderbird reported Q1 revenues $4.6M vs. our $5.7ME. Somatuline's U.S. launch appears to be progressing well and although Q1 Increlex sales fell below expectations, end user demand continues to grow at a steady pace as evidenced by a rebound in early Q2 sales and management's reiteration of 2008 total revenue guidance ($30-37M). We expect Thunderbird shares to outperform the market as investors gain confidence in the ability of Thunderbird's endocrinology franchise to post top-line growth while narrowing net losses."

Cowen, May 2008

Bearish Commentary

"Thunderbird reported a net loss per share of $0.34 on lower-than-expected total revenues of $4.6M; the Street was at $5.9M. Increlex sales totaled $3.4M, flat compared to 4Q sales of $3.6M…Somatuline Depot sales were only $1M, compared to our $2M estimate. We are lowering our Somatuline Depot sales for this year and beyond … we are now at the low end of guidance at $31M (down from $39M). The next possible positive event for the stock is data from trial MS-301. Positive data and approval from MS-301 are necessary to meet current sales expectations for the out years, as the non-severe patient population makes up roughly 80% of the total primary IGFD patients. "

Friedman, Billings, Ramsey, May 2008

Source: Wall Street Research, Bloomberg and FactSet.

LEHMAN BROTHERS

4

Projection Assumptions

Situation Assessment

($ in millions)

Summary Revenue Forecast

$400

$362

$337

$309

$300

$259

$245 $251

$228

YTD revenues as

$200 of May 12, 2008 $190

of $7.4 million $160 $163

$152

annualized $131

$91 $92 $92

$100 $81

$34 $37 $37 $37

$21

$0

2008 2009 2010 2011 2012

Case Description

Downside Case: Worst case scenario assumptions developed by Thunderbird management; principally lower market penetration than base case

Increlex Delay Case: Base case assumptions, adjusted for a potential delay in Primary IGFD (Increlex)

Base Case: Assumptions as developed by the Thunderbird commercial team

Upside Case: Corresponds to aspirational business plan developed in 2007

Source: Thunderbird Management estimates.

LEHMAN BROTHERS 5

Company Revenues vs. Street

Situation Assessment

($ in millions)

Wall Street Equity Research Estimates

Revenues ‘08 - ‘12

Firm Date FY2008E FY2009E FY2010E FY2011E FY2012E CAGR

Baird 5/13/08 $33.6 $78.7 $154.6 $203.9 NA N/A

Cowen 5/13/08 30.9 78.2 145.0 215.0 237.0 66.4%

FBR 5/13/08 30.9 51.2 81.1 148.1 232.3 65.6%

Lazard 5/13/08 35.0 67.0 118.0 182.0 NA N/A

Lehman 5/13/08 37.5 92.5 180.6 285.2 356.9 75.7%

Stanford 5/13/08 31.4 70.8 130.6 236.1 339.2 81.3%

Average $33.2 $73.1 $135.0 $211.7 $291.4 72.2%

Company Estimates

Upside $36.7 $92.1 $162.6 $259.1 $362.3 77.3%

vs. Average 10% 26% 20% 22% 24%

Base 36.7 92.1 159.8 245.1 336.7 74.0%

vs. Average 10% 26% 18% 16% 16%

Increlex Delay Case 36.7 91.3 152.1 227.7 308.8 70.3%

vs. Average 10% 25% 13% 8% 6%

Downside 34.0 80.7 131.4 189.7 251.0 64.9%

vs. Average 2% 11% (3%) (10%) (14%)

Legend

Red text = Management estimates below Wall Street average Green text = Management estimates above Wall Street average

Source: Wall Street Research, Bloomberg, FactSet and Thunderbird Management estimates.

LEHMAN BROTHERS 6

Cash Balance from Operations

Situation Assessment

($ in millions)

Projected Cash-on-Hand

$200

$186

$180

$159

$160

$140

$120

$113

$100

Converts potentially due

$80

Estimated Q1/Q2 financing requirement of ~$50 million

$58

$60

$49

$39

$41

$41

$41

$40

$35

$27

$20

$11

$12

$8

$8

$8

$0

$4

$0

2008 2009 2010 2011 2012

($20) ($15) ($16)

Downside Increlex Delay Base Upside

Source: Thunderbird Management estimates.

LEHMAN BROTHERS 7

Dolphin Agreement Considerations

Situation Assessment

Regulated Purchase Period Provisions

Full standstill expiration in October 2007

From October 2007-October 2011: Dolphin generally not permitted to acquire beneficial ownership of additional Thunderbird securities without Thunderbird’s written consent, other than certain permitted offers and acquisitions. Permitted offers and acquisitions include the acquisition by Dolphin of at least 60% of Thunderbird’s then outstanding common stock (less a “dilution amount” related to the issuance of Thunderbird compensatory equity awards) following the delivery of a consultation notice to Thunderbird and related 30-day consultation period with Thunderbird Board

Licensing Agreements

Increlex Agreement: In the event Thunderbird undergoes a change of control, the Increlex Agreement will remain in full force and effect

Somatuline Agreement:

– Change of Control not Involving a Competitor: Dolphin has the right to terminate the Somatuline Agreement and is required to pay to Thunderbird the fair market value of Somatuline® Depot in Thunderbird’s licensed territory as measured at that time by a third-party valuation expert

– Change of Control Involving a Competitor: If the acquiring entity is a pharmaceutical company with products that compete with those of Dolphin in any country, Dolphin has the right to terminate the Somatuline Agreement but is not required to compensate Thunderbird for termination of the license

Stockholder Rights Plan

Dolphin consent generally required for amendments or waivers to Thunderbird’s stockholder rights plan, including waivers or amendments that would facilitate the sale of Thunderbird to another third party

Affiliation Agreement Veto Rights

Dolphin consent generally required for significant transactions as well as any action taken by Thunderbird to support any offer by any person or group to acquire beneficial ownership of more than 9.9% of Thunderbird outstanding common (or any increase in beneficial ownership if such person or group already beneficially owns more than 9.9%) unless Thunderbird has given Dolphin a detailed notice regarding its intention to proceed with such support and the Board has used reasonable best efforts to negotiate with Dolphin an alternative offer by Dolphin

Convertible Notes

Veto Rights: Dolphin consent generally required for, among other things, any merger or consolidation or sale/disposition of assets.

Call Right: Dolphin may declare all amounts outstanding under the Convertible Notes due and payable in the event any other person or group acquires more than 9.9% of Thunderbird outstanding common (or any increase in beneficial ownership if such person or group already beneficially owns more than 9.9%)

Maturity: The later of October 13, 2011 or two years from the date of notification

Source: Company information.

Note: Above summary assumes status quo. Certain of the consent and other rights identified above are modified or substantively reduced in the event of certain sales of Thunderbird common share by Dolphin, matters related to the repayment or non-conversion of the Convertible Notes, etc.

LEHMAN BROTHERS 8

Valuation

Valuation Summary

Valuation

Implied Current Equity Value Per Share

Value Per Share

$14.00

$13.13

Downside Case Range

$12.00

$11.06

$10.00

$9.61

Proposed Transaction

$9.00

$8.70

$8.11

$7.88

$8.00

$7.62

$6.00

$6.69

$5.00

$5.11

Current

$4.00

$4.51

Price: $4.26

$3.70

$2.95

$2.00

Equity Research

52-Week Comparable Premiums Precedent Discounted Cash

12-Month

Trading Range Companies Paid Analysis Transactions Flow Analysis

Target Price

High-Low Range from Low = 2.00x Range of 20% - 85% Low = 3.00x 23 Years of

EV / 2009E Revenue; $6.00 - $10.00 ($8.20 1-Day Premiums Paid EV / 2009E Revenue; Projections; Low =

6/3/07 - 6/3/08

High = 4.50x EV / Avg.); Present Value in Selected Precedent High = 6.00x EV / Downside, High =

2009E Revenue; at Range of Discount Transactions; Closing 2009E Revenue; Upside; 15.0% -

Revenues from Rates from 15%-20% Price of $4.26 as of Revenues from 20.0% Discount Rate;

Various Scenarios June 3, 2008 Various Scenarios 0%—2% Perpetuity

Growth Rate

Source: FactSet, Company filings and Thunderbird Management estimates, Wall Street Research.

LEHMAN BROTHERS 9

Comparable Companies Analysis

Valuation

($ in millions, except per share data)

Company Name	% of 52w High	Equity Value	Ent. Value	Revenue 2008E	Revenue 2009E	Revenue 2010E	Revenue 2011E	EV / Revenue 2008E	EV / Revenue 2009E	EV / Revenue 2010E	EV / Revenue 2011E
BioMarin Pharmaceutical Inc.	91.5%	$4,965	$4,462	$318	$466	$593	$679	14.04x	9.58x	7.52x	6.57x
Amylin	57.4%	4,239	4,105	917	1,113	1,474	2,227	4.48	3.69	2.78	1.84
Alexion	86.7%	3,183	3,146	227	358	495	593	13.85	8.79	6.36	5.31
United Therapeutics	85.0%	2,381	2,298	260	347	466	581	8.85	6.62	4.93	3.95
OSI Pharmaceuticals	73.9%	2,267	2,283	384	434	529	621	5.94	5.26	4.32	3.68
Cubist Pharmaceuticals	71.9%	1,069	1,054	397	491	554	614	2.65	2.15	1.90	1.72
Medicines Company	84.9%	955	739	337	433	505	337	2.19	1.71	1.46	2.19
CV Therapeutics	59.3%	510	574	157	205	254	300	3.66	2.81	2.26	1.91
High	**91.5%**							**14.04x**	**9.58x**	**7.52x**	**6.57x**
Mean	**76.3%**							**4.63x**	**3.70x**	**2.94x**	**2.55x**
Median	**79.4%**							**4.07x**	**3.25x**	**2.52x**	**2.05x**
Low	**57.4%**							**2.19x**	**1.71x**	**1.46x**	**1.72x**
T-Bird Current - Street	52.5%	$221	$229	$33.2	$73.1	$135.0	$211.7	6.91x	3.14x	1.70x	1.08x
T-Bird @ $9 - Street	111.0%	541	508	33.2	73.1	135.0	211.7	15.31	6.96	3.77	2.40
T-Bird @ $9 - Upside	111.0%	541	508	36.7	92.1	162.6	259.1	13.86	5.52	3.13	1.96
T-Bird @ $9 - Base	111.0%	541	508	36.7	92.1	159.8	245.1	13.85	5.52	3.18	2.07
T-Bird @ $9 - Increlex Delay	111.0%	541	508	36.7	91.3	152.1	227.7	13.85	5.57	3.34	2.23
T-Bird @ $9 - Downside	111.0%	541	508	34.0	80.7	131.4	189.7	14.97	6.30	3.87	2.68

Implied Stock Price Calculations

Case	'09E Rev.	EV Multiple Low	EV Multiple High	Implied EV Low	Implied EV High	Implied Stock Price Low	Implied Stock Price High
Upside	$92.1	2.00x	4.50x	$184.1	$414.3	$3.39	$7.62
Base	92.1	2.00	4.50	184.1	414.3	3.39	7.62
Increlex Delay	91.3	2.00	4.50	182.5	410.7	3.36	7.57
Downside	80.7	2.00	4.50	161.5	363.4	2.95	6.74

Source: Company filings, Thunderbird Management estimates and Wall Street Research. Market information as of June 3, 2008 close.
Note: EV/Revenue multiples for Alexion and BioMarin not included in mean or median calculations.

LEHMAN BROTHERS

10

Precedent Transactions

Valuation

($ in millions, except per share data)

Enterprise EV / Projected Revenue

Ann. Date Acquiror Target Value 1-Year 2-Year

2/20/08 Pfizer Encysive $353 6.25x 4.70x

12/10/07 Eisai MGI Pharma 3,758 7.02 5.41

11/18/07 Celgene Pharmion 2,857 6.57 4.12

5/29/07 Genzyme Bioenvision 327 18.02 5.54

11/19/06 Actelion CoTherix 335 4.74 2.92

10/17/06 Eli Lilly ICOS 2,240 4.09 3.46

8/21/05 OSI Eyetech 673 2.78 2.60

5/4/05 Genzyme Bone Care 601 7.24 5.66

4/21/05 Shire PharmaceuticalsTranskaryotic 1,447 12.50 9.28

High $3,758 18.02x 9.28x

Mean $1,399 7.69x 4.85x

Median $673 6.57x 4.70x

Low $327 2.78x 2.60x

EV Multiple Implied EV Implied Stock Price

Case ‘09E Rev. Low High Low High Low High

Implied Stock Upside $92.1 3.00x 6.00x $276.2 $552.4 $5.14 $9.61

Base 92.1 3.00 6.00 276.2 552.4 5.14 9.61

Price Calculations Increlex Delay 91.3 3.00 6.00 273.8 547.6 5.10 9.54

Downside 80.7 3.00 6.00 242.2 484.5 4.51 8.65

Source: FactSet and Company filings; Thunderbird data as per Company Management.

LEHMAN BROTHERS 11

Premia Analysis

Valuation

Precedent 1-Day Premia for Selected Transactions

Bristol-Myers Squibb / Kosan 233%

Genzyme / AnorMED(1) 168%

Intercell / Iomai 126%

Pfizer / Encysive 118%

Dolphin / Thunderbird 111%

Pfizer / Vicuron 85%

GlaxoSmithKline / Sirtris 84%

AstraZeneca / Cambridge Antibody 67%

Genzyme / Bioenvision(2) 63%

Amgen / Abgenix 54%

Gilead Sciences / Myogen 50%

Genetech / Tanox 47%

Data Excluding Proposed Transaction

Celgene / Pharmion 46%

High 233%

OSI / Eyetech 43% Mean 69%

Genzyme / Bone Care 39% Median 50%

Eisai / MGI Pharma 23% Low 10%

Shire Pharmaceuticals / Transkaryotic 22%

Actelion / CoTherix 21%

Eli Lilly / ICOS 18%

Shire / New River 10%

0% 50% 100% 150% 200% 250%

Source: FactSet. Note: Thunderbird based upon a closing stock price of $4.26 as of 6/3/08.

1. Premium calculated by using closing price one day prior to announcement of Genzyme’s initial bid on 8/30/2006. On 10/10/2006, Genzyme raised its bid from $8.55 to $13.50.

2. One day premium calculated by using undisturbed closing price on May 16, 2007.

LEHMAN BROTHERS 12

Summary of Discounted Cash Flow Analysis

Valuation

Implied Per Share Value

Upside Case

Discount 2030E Growing Perpetuity

Rate 0.0% 1.0% 2.0%

15.0% $13.03 $13.08 $13.13

17.5% 10.41 10.44 10.46

20.0% 8.45 8.47 8.48

Increlex Delay Case

Discount 2030E Growing Perpetuity

Rate 0.0% 1.0% 2.0%

15.0% $12.10 $12.14 $12.20

17.5% 9.63 9.65 9.67

20.0% 7.73 7.74 7.75

Base Case

Discount 2030E Growing Perpetuity

Rate 0.0% 1.0% 2.0%

15.0% $12.52 $12.57 $12.63

17.5% 10.00 10.02 10.04

20.0% 8.08 8.09 8.10

Downside Case

Discount 2030E Growing Perpetuity

Rate 0.0% 1.0% 2.0%

15.0% $10.96 $11.01 $11.06

17.5% 8.62 8.64 8.67

20.0% 6.69 6.70 6.72

Low High

Global Range $6.69 $13.13

Source: Thunderbird Management estimates.

LEHMAN BROTHERS 13

Appendix

Summary of Key Product Assumptions

Appendix

Assuming successful launch of combo, peak sales in US would be reduced to $150mm

Milestone payments of $15mm and $10mm due from Thunderbird to Genentech in

Increlex 2011 and 2015, respectively

Increlex Delay Case assumes 2-year delay for Primary IGFD

Probability = 100%

Peak US sales: $225mm (2018)

Assumes NET approval in 2011

Somatuline Probability = 100%

Peak sales: $415mm (2019); $390mm in the US, $25m in Canada

Probability of approval = 60%

Combo Launch: 2014

Peak US sales: $700mm (2019); Short stature $500mm, AGHD $200mm in US

Assumes $750mm market potential in US in 2008

MMD 2009 opt-in (Insmed reimbursed approximately $15mm); 2011 launch

Probability of approval = 25%

Peak sales: $625mm (2022); 66% penetration

Source: Thunderbird Management estimates.

LEHMAN BROTHERS 14

Discounted Cash Flow Details – Free Cash Flows

Appendix

($ in millions)

Upside Case	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2020E	2025E	2030E
Revenue	$36.7	$92.1	$162.6	$265.8	$371.6	$458.0	$607.3	$1,080.8	$739.6	$444.6
EBITDA	(66.4)	(54.4)	3.1	52.6	136.4	221.8	300.3	569.7	456.1	270.5
Free Cash Flow	(89.8)	(62.7)	(13.4)	36.7	117.2	147.7	158.1	339.9	268.9	156.1
PV of Adj. FCF	(46.5)	(47.9)	(8.7)	20.3	55.2	59.2	53.9	44.1	15.6	4.0

Base Case	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2020E	2025E	2030E
Revenue	$36.7	$92.1	$159.8	$251.8	$346.0	$430.9	$581.4	$1,048.6	$720.2	$433.2
EBITDA	(66.3)	(54.4)	1.3	43.2	118.3	208.7	289.4	557.0	443.9	263.3
Free Cash Flow	(89.8)	(62.6)	(14.4)	28.5	99.3	150.3	150.7	331.2	260.7	151.0
PV of Adj. FCF	(46.5)	(47.9)	(9.3)	15.8	46.8	60.3	51.4	42.9	15.1	3.9

Increlex Delay Case	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2020E	2025E	2030E
Revenue	$36.7	$91.3	$152.1	$234.4	$318.1	$408.2	$567.2	$1,036.8	$712.6	$428.7
EBITDA	(66.3)	(54.9)	(4.0)	30.4	97.2	195.5	280.7	549.8	438.5	260.1
Free Cash Flow	(89.8)	(63.0)	(19.1)	16.6	79.1	157.0	144.7	326.8	257.5	149.0
PV of Adj. FCF	(46.5)	(48.2)	(12.4)	9.2	37.2	62.9	49.4	42.4	14.9	3.9

Downside Case	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2020E	2025E	2030E
Revenue	$34.0	$80.7	$131.4	$196.4	$260.3	$343.2	$503.1	$950.7	$659.9	$397.5
EBITDA	(68.2)	(61.7)	(17.8)	5.1	57.7	164.3	253.3	518.7	405.9	240.9
Free Cash Flow	(91.6)	(68.6)	(31.8)	(8.1)	44.4	145.6	161.0	310.3	240.8	140.5
PV of Adj. FCF	(47.4)	(52.4)	(20.7)	(4.5)	20.9	58.4	54.9	40.2	13.9	3.6

Source: Thunderbird Management estimates.
Note: Projections in 2011 and beyond include probability adjusted contribution from MMD.

LEHMAN BROTHERS

15